Exhibit 23.1

Consent of Independent Auditors

The Board of Directors of Sonic Innovations, Inc.:

We consent to the use of our report dated January 27, 2003, with respect to the consolidated balance sheet of Sonic Innovations, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the year then ended, which report appears in the December 31, 2002 Annual Report on Form 10-K of Sonic Innovations, Inc., incorporated herein by reference, and to the reference to our firm as “experts” under Item 5 in this Registration Statement.

/s/    KPMG LLP

Salt Lake City, Utah

March 26, 2003